Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

Michael F. Cronin, CPA

687 Lee Road, Ste 210

Rochester, NY 14606

407-754-7027

email: mikeccpa@aol.com

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Medical Solutions Management Inc.	November 1, 2007

We consent to the inclusion in the Annual Report Form 10-KSB/A for the year ended December 31, 2005 for Medical Solutions Management Inc. of our report dated February 27, 2006 relating to the consolidated balance sheet of Medical Solutions Management Inc. (f/k/a China Media Networks International, Inc.). and its subsidiary as of December 31, 2005 and the related consolidated statements of operations, stockholder’s equity and cash flows for the year ended December 31, 2005.

November 1, 2007

/s/ Michael F. Cronin
Michael F. Cronin Certified Public Accountant